EXHIBIT 99.1

Contact:

Lisa Langlands

(510) 420-7529

llanglands@netopia.com

Netopia Appoints Telecommunications Veteran Ray Smets to Lead Sales

and Marketing Efforts

EMERYVILLE, Calif., Jan. 5, 2006 – Netopia, Inc. (NTPA.OB), a market leader in broadband equipment and service delivery software, today announced that the company has appointed Ray Smets as Senior Vice President of Sales and Marketing. Mr. Smets brings to Netopia sales and marketing leadership combined with strong telecommunications industry and Internet business development experience.

Mr. Smets joins Netopia after serving most recently as the president of the Network General, Inc. subsidiary of McAfee, Inc., a security software company providing antivirus and network management software. Recently spun off from McAfee, Network General is the global leader in enterprise application and network performance analysis technology.

Prior to joining McAfee, Mr. Smets served for over 15 years in executive roles at BellSouth Corporation, including president of BellSouth.net and vice president and corporate officer of BellSouth’s Network Transformation. As president of BellSouth.net, Mr. Smets managed the growth of the BellSouth Internet access business unit from start-up to among the top ten United States Internet service providers in its first two and a half years of operation. Mr. Smets also oversaw BellSouth’s Network Transformation efforts, which included management of the science and technology division, technology assessment, acquisition and deployment, product commercialization, data services provisioning and domestic capital investment planning, all focused on transforming BellSouth’s networks.

“Ray is an excellent addition to the Netopia executive team”, said Alan Lefkof, president and chief executive officer of Netopia. “He brings seasoned carrier experience and proven results in high growth Internet businesses. We look forward to utilizing his expertise and global business acumen as we are poised for further growth.”

“Carriers are engaged in a competitive battle as convergence brings voice, video and high speed Internet over a single broadband connection,” said Ray Smets. “Netopia has a well established position in this market delivering critical technology to ensure carrier success in the competition for new customers and in fulfilling the promise of a broadband connected world. I look forward to using my experience and leadership skills to help achieve further growth and success for Netopia’s business partners, customers, and shareholders.”

About Netopia

Netopia, Inc. is a market leader in high performance broadband customer premises networking equipment and carrier-class software for the management of broadband services and equipment. Netopia’s Wi-Fi CERTIFIED™ gateways feature 3-D Reach® technology for enhanced wireless range, security, and performance. Netopia has established strategic distribution relationships with leading carriers and broadband service providers including AT&T, BellSouth, Covad Communications, EarthLink, eircom, Hong Kong Telecom/PCCW, MegaPath Networks, Netifice, Swisscom, and Verizon. Netopia also offers broadband-enabled services and remote management software for enterprises’ technical support, help desks and personal computers.

Headquartered in Emeryville, California, Netopia’s common stock is listed for quotation on the OTC Bulletin Board (OTCBB) System under the symbol “NTPA.” Further information about Netopia can be obtained via phone at (510) 420-7400, fax at (510) 420-7601, or on the Web at www.netopia.com.

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